Exhibit 10.24

Honeywell Supplemental Retirement Plan

Honeywell International Inc.

December 15, 2006

Honeywell Supplemental Retirement Plan

Section 1.	Purpose of the Plan

          The purpose of this Honeywell Supplemental Retirement Plan (the “Plan”) is to provide certain corporate procedures and uniform rules for plans and agreements maintained by Honeywell International Inc. (the “Company”) and its Affiliates that provide supplemental retirement benefits to eligible executives.

Section 2.	Definitions

(a)	“Administrator” means the Company’s Senior Vice President – Human Resources and Communications.

(b)	“Affiliate” means any plant, branch, location, operation, division or subsidiary of the Company.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Effective Date” means December 15, 2006.

(e)	“Eligible Employees” means those employees eligible to participate in a Sub-plan in accordance with the terms of the Sub-plan on or after the Effective Date.

(f)	“Employer” means the Company and any Affiliate that is authorized to, and that elects to, participate in a Sub-plan.

(g)	“Participant” means an Eligible Employee who participates in a Sub-plan.

(h)	“Sub-plan” means a plan, program, scheme or arrangement maintained or adopted by an Employer to provide supplemental retirement benefits for one or more Eligible Employees.

Section 3.	Terms and Conditions to be Set Forth in Sub-plans

          All benefits delivered pursuant to the Plan shall be delivered in accordance with the terms and conditions of a Sub-plan. Each Sub-plan shall be set forth in writing and shall be listed on Schedule A. Each Sub-plan shall permit participation by a specified group of Eligible Employees. Each Sub-plan shall include such additional terms and conditions as the Employer, the Administrator and the Chief Executive Officer of the Company (or his delegate) shall determine to be necessary or appropriate to accomplish the purposes thereof consistent with the terms hereof. In the event of any inconsistency between the terms of any Sub-plan and the terms hereof, the terms hereof shall govern.

Section 4.	Amendment or Termination

          (a) Amendment. The Plan (including, without limitation, Schedule A attached hereto) may be amended at any time and from time to time by the Chief Executive Officer of the Company (or his delegate). Each Sub-plan may be amended in accordance with its terms.

          (b) Termination. The Plan will terminate upon the adoption of a resolution of the Chief Executive Officer of the Company terminating the Plan or the adoption of a resolution terminating all Sub-plans with respect to all of the then Employers.

Section 5.	Governing Law

          The Plan and its provisions shall be construed in accordance with the laws of the State of Delaware, United States of America, except to the extent otherwise required by the laws of the applicable local jurisdiction.

Schedule A

List of Sub-plans as of December 15, 2006

  Honeywell International Inc. Supplemental Pension Plan
  Honeywell Supplemental Defined Benefit Retirement Plan
  Honeywell International Inc Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above
  Pittway Corporation Supplement Executive Retirement Plan